Exhibit 99.1

3113 Woodcreek Drive • Downers Grove • IL • 60515

Main Phone: (630) 719 -7800 • Web site: www.FTDI.com • NASDAQ: FTDI

CONTACT INFORMATION:

FTD, Inc. (Investor Contact)	FTD, Inc. (Investor/Media Contact)
Carrie Wolfe	Lisa Witek
Chief Financial Officer	Director of IR/PR
(630) 724-6512	(630) 719-6174
cwolfe@ftdi.com	lwitek@ftdi.com

FTD, Inc. Reports $0.32 EPS for Q3 of FY 03, Significant Growth Over the Prior Year
Record Valentine’s Day Volumes Drive Solid Growth in Consumer Business

Downers Grove, IL, April 29, 2003 – FTD, Inc. (NASDAQ: FTDI), a leading provider of floral services and products to FTD member florists and consumers, today announced third quarter fiscal 2003 financial results.

Revenue for the third quarter of fiscal 2003 was $95.6 million, an increase of 3.6%, compared with $92.3 million reported in the same quarter of the prior fiscal year.  These results include the effects of the Easter holiday occurring in the fourth quarter of the current year versus the third quarter of the prior year.

Third quarter fiscal 2003 net income was $5.2 million, or $0.32 per diluted share, compared to reported net income of $3.2 million, or $0.22 per diluted share, in the same quarter of the prior fiscal year.  Excluding a charge related to the FTD.COM merger that is not expected to reoccur, prior fiscal year third quarter net income was $3.8 million, or $0.26 per diluted share, representing a 36.9% increase in net income for the current quarter compared to the prior year quarter.  The significant increase in net income over the prior year third quarter is due to increased revenues and higher gross profit margins within the Consumer Business (FTD.COM) and continued control of general and administrative costs within both business segments.  A table reconciling reported net income to net income excluding the merger-related charge is included with the attached consolidated financial statements. The Company believes this measure is useful and relevant because the merger-related charge is not likely to reoccur and a comparison without the charge provides a more accurate view of its results of operations.

“Our business continued to perform remarkably well at a time when other retailers are struggling,” said Robert L. Norton, Chairman and CEO.  “Despite the conflict in Iraq, continued softness in the economy and the Easter holiday shift, we delivered another quarter of solid revenue growth and significantly increased profitability. The quarter’s results were driven by record setting volumes during this year’s Valentine’s Day season. Our solid net income performance continues to reflect the strength of our virtual business model and our disciplined operational execution, which have enabled us to leverage operating expenses again this quarter.”

FTD, Inc. Reports $0.32 EPS For Third Quarter of Fiscal 2003

ADD 1

Consumer Business Segment

The Consumer Business segment is comprised of FTD, Inc.’s subsidiary FTD.COM, a leading Internet and telephone marketer of flowers and specialty gifts.  Revenues for this segment grew $5.1 million to $50.0 million from $44.9 million in the prior year’s quarter, including the effects of the Easter holiday occurring in the fourth quarter of the current year compared to the third quarter of the prior year.  The revenue increase was due to higher order volumes and average order value, supported by strong Valentine’s Day sales. Operating income for the Consumer Business was $2.6 million compared to reported operating income of $0.6 million in the same quarter of the prior fiscal year. Excluding the previously discussed merger-related charge that is not expected to reoccur, the prior fiscal year’s third quarter operating income was $1.7 million, reflecting a 58.6% increase in the third quarter of the current fiscal year.  This increase is a result of higher revenue, expanded gross profit margins and continued leverage of the segment’s general and administrative expenses.

Consumer orders during the quarter totaled approximately 790,000 compared to approximately 729,000 orders in the same quarter of the prior fiscal year, with average order value increasing to $63.33 in the current quarter from $61.59 in the prior year’s quarter. Continued success in expanding alliances with existing marketing partners, the strong Valentine’s Day holiday and more effective direct marketing efforts within FTD’s customer database all contributed to these increases.

Specialty gift offerings continue to make significant contributions to revenues in this segment.  These orders comprised 21% of total orders for the third quarter compared to 17% of total orders for the third quarter of fiscal 2002, reflecting a 35% increase. This quarter, FTD secured new relationships with several specialty gift drop ship vendors, including Hickory Farms and Hershey Direct.

Florist Business Segment

FTD’s Florist Business segment markets floral business products and services, such as clearinghouse services, technology products and services and floral shop supplies, to FTD members. Revenues for this segment were down slightly to $45.6 million from $47.4 million in the prior year’s quarter, as revenues associated with orders transmitted over the Mercury network decreased. The primary reasons for the decrease were a planned reduction in transmission fees per order charged by the Company, which went into effect in July 2002, and, due to the termination of a relationship with a competing clearinghouse, fewer orders were transmitted over the Mercury Network.  The decrease in revenues was partially offset by an increase in revenues from FTD’s wholesale products, which include FTD’s branded floral supplies, as well as a newly repositioned wholesale fresh flowers program.  Operating income decreased to $9.6 million from $9.9 million in the prior year’s quarter as a result of the reduction in revenues.

Average FTD florist membership in the current quarter was approximately 20,800 compared to average membership of 18,500 in the third quarter of fiscal 2002.  As stated previously, the Company remains focused on a balanced approach to strengthening its membership base, while increasing penetration of the suite of products and services offered to the floral members. Management believes that the investments that have been made in expanding the Company’s sales force and broadening the Company’s marketing efforts, which include introducing simplified pricing models and expanding marketing tools, are beginning to show positive trends, such as the increased penetration in the Florists Online and Flowers All Hours services during the current quarter.

Balance Sheet Highlights

FTD, Inc.’s balance sheet remains strong and in line with management expectations. The Company’s debt balance of $20.5 million as of March 31, 2003 remained consistent with the December 31, 2002 balance of

FTD, Inc. Reports $0.32 EPS For Third Quarter of Fiscal 2003

ADD 2

$20.0 million.  The Company had $53.1 million available for borrowing under its existing revolving credit facility at March 31, 2003.

“FTD’s financial position is solid and our virtual business model will not require significant capital investments for the remainder of the year.  We believe that these factors, along with our flexible balance sheet, will allow us to take advantage of growth opportunities without negatively impacting our current revenue and EPS goals,” commented Carrie Wolfe, CFO and Treasurer of FTD, Inc.

Chairman and CEO - Robert L. Norton’s Comments

“In the current fiscal year, volumes have remained relatively strong, and our important revenue-producing holidays have continued to show solid results, despite external market conditions.

“The Consumer Business continues to perform well.  Our marketing alliances, many of which are in their fifth year with FTD, helped us deliver another quarter of solid financial performance. We continue to leverage our direct marketing expertise to both acquire and retain new customers, while controlling operating expenses through our variable cost marketing programs. Our specialty gift product line continues to show significant growth, as we further our relationships with existing specialty gift vendors and secure new relationships for the future.

“We are also beginning to see some positive trends in the Florist Business. We continue to find that better education, marketing and sales support materials are key to increasing penetration of service offerings in this segment. We have made significant time and dollar investments in marketing, sales support and customer service.  I believe we are just beginning to see the impact that these efforts will have on maintaining and expanding revenues from our member florists.

“We are confident in the momentum of our business and its flexible cost structure.  As a result, we are increasing our earnings guidance for the second time this year. We expect growth in diluted earnings per share to be in the 115-120% range versus $0.54 reported diluted earnings for the prior fiscal year.  Excluding certain gains and charges in the prior fiscal year that are not expected to reoccur, we expect growth in earnings per share to be in the 30-34% range versus $0.89 reported for the prior fiscal year, up from the previous guidance of 16-20%. Revenue guidance remains the same at 10-12%. With Mother’s Day and Easter in the fourth quarter this year, we are confident the final quarter will continue to show significant momentum.”

Conference Call

A conference call has been scheduled for April 29, 2003 at 9:00 a.m., Central Time, to review the results for the third fiscal quarter ended March 31, 2003.  To listen to the call over the Internet, go to www.FTDI.COM at least 15 minutes early to register, download and install any necessary audio software.  To listen to the call by telephone, dial 877-422-4780 (mention conference ID #9689664).  A replay of the call will be available until May 12, 2003 through www.FTDI.COM or by dialing 800-642-1687 (mention conference ID #9689664). The conference call contains time-sensitive information that is accurate only as of April 29, 2003, the date of the live broadcast.  The call is the property of FTD, Inc.  Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of FTD, Inc. is strictly prohibited.

FTD, Inc. Reports $0.32 EPS For Third Quarter of Fiscal 2003

ADD 3

About FTD, Inc.

FTD, Inc., supported by the global FTD brand, is a leading provider of floral services and products to member florists and consumers. Through its Florist Business, FTD, Inc. provides products and services to approximately 20,000 quality member florists in the U.S. and Canada, and through affiliated or related organizations, connects approximately 28,000 additional florists in approximately 152 countries outside of North America. FTD, Inc.’s Consumer Business is a direct marketer of flowers and specialty gifts, primarily through the www.FTD.COM Web site and 1-800-SEND-FTD telephone number. FTD, Inc.’s Class A Common Stock is quoted on the Nasdaq National Market under the symbol “FTDI”. Additional information about FTD, Inc., including investor relations, is available at its Web site, www.FTDI.COM.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding FTD, Inc’s outlook, including statements regarding anticipated revenue growth and profitability, including the anticipated effect of charges and gains that are not expected to reoccur; forecasts for increases in revenues, net income and earnings per share, expectations regarding capital investments; and statements regarding opportunities and trends within both the Consumer and Florist Business segments, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings.  These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and its industry.  Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the Company’s ability to acquire and retain FTD member florists and continued recognition by members of the value of the Company’s products and services; the Company’s ability to sell additional products and services to member florists; FTD, Inc.’s ability to expand existing marketing partnerships and secure new marketing partners within the Consumer Business segment; the success of FTD, Inc.’s marketing campaigns; the ability to retain customers and increase average order value within the Consumer Business segment; the existence of failures in the Mercury Network or the Company’s Consumer Business segment systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; FTD, Inc.’s ability to manage or reduce its level of expenses within both the Consumer and Florist Business segments; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; the Company’s ability to integrate additional partners or acquisitions, if any are identified; and the resolution of pending or threatened litigation.  These factors, along with other potential risks and uncertainties, are discussed in FTD, Inc.’s reports and other documents filed with the Securities and Exchange Commission.

Financial statements follow...

FTD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002

Revenues:
Florist Business	$45,583	$47,426	$131,611	$128,269
Consumer Business	50,049	44,875	126,398	101,260
Total revenues	95,632	92,301	258,009	229,529

Costs of goods sold and services provided:
Florist Business	16,593	16,979	45,474	42,965
Consumer Business	37,637	34,373	96,273	77,851
Corporate	622	643	1,849	1,890
Total costs of goods sold and services provided	54,852	51,995	143,596	122,706

Gross profit:
Florist Business	28,990	30,447	86,137	85,304
Consumer Business	12,412	10,502	30,125	23,409
Corporate	(622)	(643)	(1,849)	(1,890)
Total gross profit	40,780	40,306	114,413	106,823

Advertising and selling:
Florist Business	13,571	14,285	39,049	38,354
Consumer Business	5,337	4,515	12,829	9,885
Total advertising and selling	18,908	18,800	51,878	48,239

General and administrative:
Florist Business	2,912	3,530	8,247	11,848
Consumer Business	3,637	4,619	9,684	8,141
Corporate	6,091	6,164	18,903	17,097
Total general and administrative	12,640	14,313	36,834	37,086

Operating income (loss) before corporate allocations:
Florist Business	12,507	12,632	38,841	35,102
Consumer Business	3,438	1,368	7,612	5,383
Corporate	(6,713)	(6,807)	(20,752)	(18,987)
Total operating income before corporate allocations	9,232	7,193	25,701	21,498

Corporate Allocations:
Florist Business	2,881	2,700	8,715	7,772
Consumer Business	815	747	2,351	2,202
Corporate	(3,696)	(3,447)	(11,066)	(9,974)
Total corporate allocations	—	—	—	—

Income (loss) from operations:
Florist Business	9,626	9,932	30,126	27,330
Consumer Business	2,623	621	5,261	3,181
Corporate	(3,017)	(3,360)	(9,686)	(9,013)
Total income from operations	9,232	7,193	25,701	21,498

Other income and expenses:
Interest income	(17)	(234)	(144)	(751)
Interest expense	301	735	1,378	2,624
Other expense (income), net	45	(43)	—	463

Total other income and expenses	329	458	1,234	2,336

Income before income tax and minority interest	8,903	6,735	24,467	19,162

Income tax expense	3,655	2,984	10,063	8,023
Minority interest	—	538	—	1,639

Net income	$5,248	$3,213	$14,404	$9,500

Net income per common share – basic	$0.32	$0.22	$0.88	$0.65
Net income per common share – diluted	$0.32	$0.22	$0.87	$0.64

Weighted average common shares outstanding – basic	16,287	14,523	16,332	14,512
Weighted average common shares outstanding – diluted	16,600	14,778	16,571	14,765

FTD, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2003	June 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,527	$36,410
Restricted cash	—	1,400
Accounts receivable, less allowance for doubtful accounts of $4,185 at March 31, 2003 and $6,093 at June 30, 2002	33,557	26,203
Inventories, net	7,902	9,741
Deferred income taxes	5,026	5,026
Prepaid expenses and other	5,204	4,343
Total current assets	53,216	83,123

Property and equipment:
Land and improvements	1,600	1,600
Building and improvements	8,942	8,968
Mercury consoles	4,206	8,275
Furniture and equipment	19,002	23,675
Total	33,750	42,518
Less accumulated depreciation	20,306	28,058
Property and equipment, net	13,444	14,460

Other assets:
Other noncurrent assets, net	9,638	10,760
Other intangibles, less accumulated amortization of $3,508 at March 31, 2003 and $2,827 at June 30, 2002	16,167	16,328
Goodwill, less accumulated amortization of $17,286 at March 31, 2003 and June 30, 2002	120,328	107,230
Total other assets	146,133	134,318
Total assets	$212,793	$231,901

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Book overdrafts	$6,528	$11,469
Accounts payable	31,551	30,489
Customer deposits	6,286	8,438
Unearned income	1,724	954
Other accrued liabilities	8,920	12,090
Total current liabilities	55,009	63,440

Long-term debt	20,500	47,000
Post-retirement benefits and accrued pension obligations, less current portion	4,342	4,880
Deferred income taxes	5,114	2,364

Stockholders’ equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock:
Class A, $0.01 par value, 300,000,000 shares authorized; 15,223,052 and 14,629,316 shares issued at March 31, 2003 and June 30, 2002, respectively	152	146
Class B convertible, $0.0005 par value, 20,000,000 shares authorized; 2,406,250 and 3,000,000 shares issued at March 31, 2003 and June 30, 2002, respectively	1	2
Paid-in capital	148,600	148,708
Accumulated deficit	(1,971)	(16,375)
Accumulated other comprehensive loss	(773)	(849)
Unamortized restricted stock	(537)	(1,639)
Treasury stock at cost, 394,809 and 260,407 shares of Class A, respectively, and 801,250 shares of Class B convertible as of March 31, 2003 and June 30, 2002	(17,644)	(15,776)
Total stockholders’ equity	127,828	114,217
Total liabilities and stockholders’ equity	$212,793	$231,901

FTD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net income	$14,404	$9,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,815	7,038
Amortization and write off of deferred financing costs and original issue discount	203	701
Deferred compensation expense	1,285	1,135
Non-cash settlement of liabilities	—	(807)
Impairment loss	—	449
Post-retirement benefits settlement gain	—	(1,395)
Minority interest in gain of subsidiary	—	1,639
Provision for doubtful accounts	2,738	2,529
Deferred income taxes	2,606	7,853
Increase (decrease) in cash due to change in assets and liabilities, net of acquisitions:
Restricted cash	1,400	—
Accounts receivable	(8,780)	(13,683)
Inventories	1,736	1,156
Prepaid expenses and other	(435)	—
Other noncurrent assets	137	(1,739)
Accounts payable	(196)	4,986
Other accrued liabilities, unearned income and customer deposits	(1,826)	1,283

Net cash provided by operating activities	19,087	20,645

Cash flows from investing activities:
Acquisitions	(12,713)	(9,060)
Expenditures related to the 2002 Merger	(2,504)	—
Capital expenditures	(3,308)	(3,497)
Decrease (increase) in officer notes receivable	248	(473)

Net cash used in investing activities	(18,277)	(13,030)

Cash flows from financing activities:
Net proceeds from (repayments of) revolving credit facility	(26,500)	29,125
Repayments of long-term debt	—	(30,000)
Deferred financing costs	(224)	(802)
Purchase of interest rate cap	—	(120)
Book overdrafts	(4,941)	(3,080)
Issuance of treasury stock	210	—
Treasury stock repurchases	(4,314)	—

Net cash used in financing activities	(35,769)	(4,877)

Effect of foreign exchange rate changes on cash	76	(82)

Net increase (decrease) in cash and cash equivalents	(34,883)	2,656

Cash and cash equivalents at beginning of period	36,410	30,890

Cash and cash equivalents at end of period	$1,527	$33,546

FTD, INC.

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Although not a GAAP measure, the Company believes that the exclusion of charges related to the 2002 FTD.COM merger from the prior year income from operations, net income and net income per common share, charges that the Company believes are not likely to reoccur, provides a useful comparison of the Company's current year operating results.  The Company is also presenting a reconciliation of net income for the fiscal year ended June 30, 2002 to net income excluding certain charges and gains to provide investors with what the Company believes is a useful indication of the prior year's operating results in light of the guidance provided for fiscal year 2003.  See below for reconciliation of results as reported to results excluding these certain charges and gains.

	For the Three Months Ended March 31, 2002
	Florist Business		Consumer Business		Corporate	Consolidated

Income from operations, as reported	$9,932		$621		$(3,360)	$7,193
2002 merger-related charges	—		1,033	(1)	—	1,033	(1)
Income from operations, excluding 2002 merger-related charges	$9,932		$1,654		$(3,360)	$8,226

	Three Months Ended March 31, 2002

Net income, as reported	$3,213
2002 merger related charges, net of tax of $413	620	(1)(2)
Net income, excluding 2002 merger-related charges	$3,833

Net income per common share – diluted, as reported	$0.22
2002 merger related charges, net of tax	0.04
Net income per common share – diluted, excluding 2002 merger-related charges	$0.26

	Year Ended June 30, 2002

Net income, as reported	$8,015
Expenses (gains) not expected to reoccur:
2002 merger-related charges from the third quarter	1,033	(1)
Gain attributable to lawsuit settlement	(2,549)	(3)
Early extinguishment of debt	551	(4)
Post-retirement benefits settlement gain	(1,395)	(5)
Impairment loss	449	(6)
Severance costs for certain former employees	2,180	(7)
2002 merger-related charges and bonus payments from the fourth quarter	9,256	(8)
Single business tax refund	(1,089)	(9)
Total	8,436
Tax effect of adjustments (40%)	(3,374)	(2)
Net income, excluding charges (gains) listed above	$13,077

	Year Ended June 30, 2002
Net income per common share – diluted, as reported	$0.54
Total expenses (gains) not expected to reoccur, net of tax	0.35
Net income per common share – diluted, excluding charges (gains) listed above	$0.89

See explanation of notes on following page.

FTD, INC.

NOTES TO NON-GAAP FINANCIAL MEASURES

(In thousands)

(1)                                  In the third quarter of fiscal year 2002, FTD, Inc.’s Consumer Business segment recorded, as a component of general and administrative expense, merger-related expenses of $1,033 incurred by FTD.COM related to the 2002 Merger.

(2)                                  Income tax expense presented includes a benefit of $413 for the three-month period ended March 31, 2002 and expense of $3,374 for the year ended June 30, 2002, related to the gains and charges, as described in notes 1 and 3 through 9, at the Company’s statutory income tax rate of 40%.

(3)                                  In the first quarter of fiscal year 2002, FTD, Inc.’s Consumer Business segment recorded, as a component of general and administrative expense, a gain of $2,549 attributable to the settlement of a claim against the developer of an unlaunched version of the FTD.COM Web site.

(4)                                  In the first quarter of fiscal year 2002, FTD, Inc. recorded a charge of $551, as a component of other expense (income), net related to the early extinguishment of debt.

(5)                                  In the second quarter of fiscal year 2002, FTD, Inc. recorded, as a component of general and administrative expense, a gain of $1,395 attributable to the termination of certain future post-retirement health care benefits.  The Company provides certain post-retirement health care benefits to qualifying retirees under the terms of its qualified retirement plan.  This termination of benefits caused a decrease in the Company’s post-retirement health care obligation attributed to prior services rendered.

(6)                                  In the second quarter of fiscal year 2002, FTD, Inc.’s Florist Business recorded, as a component of general and administrative expense, an impairment loss for internal use software in the amount of $449 that had been used to process clearinghouse and related transactions for member services.

(7)                                  In the second and fourth quarters of fiscal year 2002, FTD, Inc. recorded, as a component of general and administrative expense, severance costs of $466 and $1,714, respectively, for certain former employees.

(8)                                  In the fourth quarter of fiscal year 2002, FTD, Inc. recorded, as a component of general and administrative expense, merger-related expenses and bonus payments totaling $9,256 related to the 2002 Merger.

(9)                                  In the fourth quarter of fiscal year 2002, FTD, Inc. recorded, as a component of general and administrative expense, a gain of $1,089 attributable to a single business tax refund related to prior years’ filings.